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                                                                 EXHIBIT 99.1


MORTON INDUSTRIAL GROUP, INC. COMPLETES ACQUISITION OF B&W METAL
FABRICATORS, INC.


MORTON, IL - APRIL 8, 1998 - Morton Industrial Group, Inc. (OTC BB:MGRP) today announced that it has completed the acquisition of B&W Metal Fabricators, Inc., a privately held company based in Welcome, North Carolina. B&W Metal Fabricators, Inc. is a regional supplier of metal fabrication services whose capabilities include shearing, bending, punching, welding, and metal preparation and painting.

William D. Morton, Chairman, President and Chief Executive Officer of Morton Industrial Group, Inc., stated: "We are pleased to welcome our colleagues at B&W Metal Fabricators to the Morton Industrial Group family. A component of our growth strategy is the pursuit of appropriate synergistic acquisition opportunities. We believe that the acquisition of B&W is highly complementary with our Apex, North Carolina facility and is an excellent strategic fit for Morton Industrial Group as we expand our fabrication services capacity to meet our growing customer needs in that region."

Morton Industrial Group, Inc. ("Morton" or the "Company") today owns Morton Metalcraft Co., a supplier of high-quality fabricated sheet metal components and subassemblies for the off-highway construction, agricultural and industrial equipment markets. Its annual revenues are approximately $125 million. It provides large original equipment manufacturers (OEMs) with a wide range of services including design, prototype fabrication, precision tool making and fabrication of component parts. Additional services provided by Morton include welding, painting, subassembly, packaging, warehousing and just-in-time delivery to customers' production lines. Over a five-year period, from 1993 to 1997, Morton's sales have grown at an average annual compounded rate of approximately 25 percent. The Company recently acquired Carroll George Inc., a leading supplier of composite structures and plastic-based parts, assemblies and components to leading construction, agricultural and industrial equipment manufacturers.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including, but not limited to, statements related to Morton's beliefs, expectations, or intentions. These statements involve risk and uncertainties that may cause Morton's actual results to differ significantly from those expected, suggested, or projected. Factors that could contribute to such differences include, but are not limited to, competition with other fabricators; the risks associated with Morton's acquisition strategy, including unanticipated problems, difficulties in integrating acquired businesses, diversion of management's attention from daily operations, possible increased interest costs, and possible adverse effects on earnings resulting from increased goodwill amortization; introduction of new technologies that require significant capital expenditures; and general economic and business conditions.